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                                                                Exhibit 10.10.2


                             As of January 9, 1997



Mr. Lawrence W. Schumann
3208 Riva Ridge Road
Austin, TX 78746

Dear Mr. Schumann:

     Reference is made to that certain letter agreement ("Termination Agreement") dated March 24, 1993, as amended by the letter agreement dated as of April 14, 1993, between you and TCC Industries, Inc., which makes certain provisions in the event of the termination of your employment with the Company (the "Company"). To provide you with further incentive to continue serving as chief executive officer of the Company, the Board of Directors of the Company has authorized certain modifications to the Termination Agreement, which are as follows:

     A. Paragraph numbered 1 of the Termination Agreement is amended so as to read as follows:

          "1. In the event that you terminate your employment with the Company as a result of one or more of the following events (collectively, the "Terminating Events" and each a "Terminating Event"): (i) a Change in Control of the Company as defined in paragraph 6, below; (ii) a Change of Circumstances of either you or the Company as defined in paragraph 7, below; (iii) the Company ceases to do business; (iv) in the event (an "Insolvency Event") of the Company's bankruptcy, insolvency or any assignment for the benefit of creditors, or any other act by the Company to take advantage of any law providing for relief to debtors, provided that you terminate your employment with the Company within one year of the occurrence of one or more of the Terminating Events, you will be entitled to: (x) a lump-sum payment (the "Special Severance Payment") equal to the sum of (A) the highest one month's base salary in effect during the three year period immediately preceding such termination, multiplied by the number of full years you have then been employed by the Company or any affiliate of the Company, (B) any bonuses accrued but unpaid as of the effective date of termination, including, without limitation, an amount equal to (i) the amount that would have been earned under the TCC Industries, Inc. Annual Incentive Plan, as amended from time to time (the "AIP"), for the fiscal year in which such termination occurs had the Incentive Award (as defined in the AIP) for that year not been subject to being forfeited due to termination, i.e., you will be considered to have been employed for the entire such year, (ii) multiplied by a fraction the numerator of which is the number of days elapsed in such calendar year as of the date of such termination, and the denominator of which is 365 (such amount to be paid in the first quarter of the calendar year following the year in which such termination occurs), and (C) any other compensation owed to you by the Company as of the effective date of termination, and (y) fringe benefits for a period of one year following


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     such termination, such as health insurance, auto allowance, any premiums becoming due during such one year period with respect to any life insurance policy on your life for which the Company or an affiliate of the Company has previously made the premium payments, and payment for any unpaid vacation not taken and accrued as of such termination. Upon any such termination the Company shall take such action and otherwise cooperate with you in promptly causing the (1) beneficiary of such life insurance policy to be changed from the Company to someone designated by you, and (2) ownership of any such life insurance policy to be transferred to you, including the right to designate the beneficiary. In addition, any portion of any stock options granted by the Company which have not then vested shall become exercisable in full for a period of six months following the effective date of termination, or such lesser period as the option would have been exercisable had your employment with the Company not been terminated. Notwithstanding the foregoing, if the only Terminating Event that occurs is a Terminating Event specified in clause
     (iv) (relating to an Insolvency Event), then upon the voluntary termination by you of your employment as a result of such Insolvency Event, you shall be entitled to only one-half of the payments and benefits provided for in clauses (x) and (y) above. To the extent necessary, this letter shall constitute an amendment to any stock options granted to you by the Company such that the vesting and exercise provisions thereof shall be consistent with the first sentence of this paragraph 1. In the event of the occurrence of any of the Terminating Events and the voluntary termination of your employment by you within one (1) year of such Terminating Event you shall be deemed to have terminated your employment as a result of such Terminating Event; provided that if the Terminating Event specified in clause (iv) (being an Insolvency Event) occurs and one of the other Terminating Events specified in clauses (i), (ii) or (iii) also occurs, you shall be deemed to have terminated your employment as a result of such clause (i), (ii) or (iii), and not clause (iv)."

     B. Paragraph numbered 2 of the Termination Agreement is amended so as to read as follows:

     "2. In the event that your employment with the Company is terminated by or at the instance of the Company at any time and for any reason other than for Cause, as defined in paragraph numbered 8 below, you will be entitled to the Special Severance Payment, together with (a) fringe benefits for a period of one (1) year following any termination as referenced in (y) in paragraph numbered 1 above, (b) the assignment of life insurance policies and benefits described in paragraph 1 above, and (c) the acceleration of vesting and extension of date for exercise of stock options as described in paragraph numbered 1 above."

     C. Paragraph numbered 3 of the Termination Agreement is amended so as to read as follows:

     "3. The Company shall pay the Special Severance Payment to you within fifteen calendar days of the effective date of your termination pursuant to paragraph numbered 1 or paragraph numbered 2, whichever is applicable."



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     D.   Paragraph numbered 4 of the Termination Agreement is amended so as to read as follows:

     "4. As a condition to the Company's obligation to pay the Special Severance Payment in the event of the voluntary termination by you of your employment with the Company pursuant to paragraph numbered 1, you shall provide written notice to the Company specifying the (i) effective date of the termination, and (ii) which of the Terminating Events constitutes a reason for your voluntary termination."

     E. Paragraph numbered 5 of the Termination Agreement is amended so as to read as follows:

     "5. The obligations of the Company under this letter agreement are undertaken in consideration of your many years of service to the Company and in order to induce you to continue those services to the Company, and shall not expire until the Company shall have paid and performed each of its obligations to you following any termination of your employment, regardless of when such termination occurs. The parties acknowledge that this letter agreement is intended to be construed broadly and liberally in order to confer upon you the specified benefits in the event of the termination of your employment."

     F. Paragraph numbered 6 of the Termination Agreement is amended so as to read as follows:

     "6. Change in Control means: (i) the election of one or more individuals to the Board of Directors of the Company which results in one-third or more of the Directors of the Company being individuals who have not served as Directors for at least two years, unless such individuals have been elected or nominated as Directors by at least two-thirds of the Directors of the Company who have served for at least two years (or if you serve on the Board, by a simple majority, along with your vote in favor); (ii) the election of one or more individuals to the Board of Directors of the Company which results in a majority of the Directors of the Company being persons who are not Directors of the Company on January 9, 1997, (iii) the sale or other disposition (whether directly or indirectly, and whether by way of merger, consolidation, sale of assets or sale of stock of any entity affiliated with the Company) by the Company of both A.L. Investors, Inc. and Meyer Machine Company (subsidiaries of the Company), or the sale of all or substantially all of the assets of the Company, to any person (as such term is defined in the Securities Exchange Act of 1934), the consolidation of the Company with any person, or the merger of the Company with any person, as a result of which consolidation or merger the Company or an affiliate of the Company, as of the date of this letter agreement, is not the surviving entity; (iv) the sale or transfer of the common stock of the Company and/or any one or more of its shareholders, in one or more related or unrelated transactions, to one or more persons under circumstances whereby any person and its "affiliates" (as hereinafter defined) shall together own, after such




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     sales and transfers, at least one-fourth of the outstanding shares, unless such sale or transfer has been approved in advance by three-fourths of the Directors of the Company who have been Directors of the Company for at least two years (or if you serve on the Board, by a simple majority of such Directors, along with your vote in favor); (v) the sale or transfer by the Company and/or one or more of its shareholders, in one or more related or unrelated transactions, to one or more persons under circumstances whereby any person and its affiliates shall own, after such sale or transfer, in excess of one-half of the outstanding shares of the Company; (vi) the issuance by the Company, in a single transaction or a series of related transactions including a merger or consolidation in which the Company is the surviving entity, of shares which constitute more than one-half of the shares of the Company, outstanding immediately prior to the first such transaction; or (vii) the liquidation of the Company. As used in this letter, an "affiliate" shall mean any person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, any other person or who, by agreement (whether written or oral), is acting in concert with any such person."

     G. Paragraph numbered 7 of the Termination Agreement is amended so that the reference in said Paragraph to the "Dallas metropolitan area" shall instead be to the "Austin metropolitan area".

     H. The Termination Agreement is amended by adding thereto a new paragraph numbered 11, which reads as follows:

     "11. The obligations of the Company to you under this letter agreement shall be independent of, and shall not be subject to, any condition, obligation or offset except as expressly set forth in this letter agreement. In particular, any obligation of the Company to pay any amount of money to you shall not be subject to offset against any liability or amount owed by you to the Company, except to the extent that either (i) you consent to the offset in writing at the time of the offset, (ii) the amount so offset has been reduced to final, nonappealable, judgment in favor of the Company against you in a court having jurisdiction or (iii) such liability or amount is owed by you to the Company as a result of a breach by you of any of your fiduciary duties to the Company. If any legal action or other proceeding, including an arbitration proceeding instituted pursuant to the next succeeding sentence, is brought for the enforcement of this letter agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this letter agreement, the successful or prevailing party will be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or he may be entitled. Except in connection with seeking injunctive relief to which any party hereto may reasonably believe it or he is entitled hereunder, or as otherwise expressly provided for by this letter agreement, any dispute, controversy or claim arising out of or relating to this letter agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association as then in effect; provided, that the place of the arbitration shall



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     be Austin, Texas. Any award or determination entered in any arbitration initiated pursuant to this letter agreement shall be binding and conclusive on the parties, and shall be enforceable in any court having jurisdiction with respect to the matter. If it is ultimately determined in any such proceeding that the Company wrongfully withheld payment of any portion of the Special Severance Payment or other obligation of the Company to you under this letter agreement prior to such determination, then you shall be entitled to recover from the Company an amount equal to 18% per annum on such amount, from the date such amount should have been paid until it is paid, and such recovery shall be in addition to such other sums to which you are entitled hereunder. Unless otherwise provided above, each Party shall pay its or his own expenses incurred in connection with a proceeding pursuant to this paragraph numbered 11."

     If you are in agreement with the foregoing, please so indicate by signing the enclosed copy of this letter and returning the same to the undersigned.





                                        TCC Industries, Inc.


                                        By: /s/ FRANK W. DENIUS
                                           -----------------------------------
                                        Its: Secretary
                                            ----------------------------------


Agreed to as of the date of this letter.


/s/ LAWRENCE W. SCHUMANN
-----------------------------
Lawrence W. Schumann






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